Exhibit 99.1

Dresser Utility Solutions to Acquire Itron’s Global Gas Regulator and European C&I Gas Metering Business

HOUSTON & LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 3, 2021--Dresser Utility Solutions, a solutions provider for utility companies, and Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, have reached an agreement for the sale of Itron’s global gas regulator business and European commercial & industrial (C&I) gas metering business to Dresser Utility Solutions. The transaction is subject to customary closing conditions, including completion of European and country due processes with employee representative bodies, and is expected to close in the first half of 2022.

David Evans, President and CEO of Dresser Utility Solutions, commented, “This acquisition will enable us to better serve our customers with a broader product offering and expanded global presence. We look forward to welcoming Itron’s global gas regulator and European C&I metering employees to the Dresser Utility family and continuing to invest in these product lines on behalf of our current and future customers.”

Justin Patrick, Itron’s senior vice president of Device solutions, commented, “This agreement is a win for our customers, as well as Dresser Utility Solutions and Itron. Our customers and partners will benefit from working with a trusted gas industry leader with over a century of experience in manufacturing technologies for the utility industries. For Itron, it enables us to increase our focus on innovative static, communication-capable assets and outcomes for gas, water and electric utilities.”

As part of the sale, Itron employees supporting European mechanical gas C&I meters and stations and global gas regulators will become employees of Dresser Utility Solutions. Itron will continue to develop and offer high value communicating electricity, gas, water devices in Europe and globally.

About Dresser Utility Solutions

For more than a century, Dresser Utility Solutions has been a leading worldwide manufacturer of highly engineered products for critical infrastructure in the global utility and industrial sectors. Our product lines span across metering, electronics, instrumentation, flow control, pressure control and distribution repair products. The aging gas and water utility asset base and heightened focus on ESG necessitate innovative solutions and products, which Dresser Utility Solutions is uniquely positioned to provide. Headquartered in Houston, Texas, Dresser Utility Solutions has a global presence with approximately 550 employees and a sales presence in over 100 countries. For more information, visit www.dresserutility.com.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Contacts

Itron, Inc.
Alison Mallahan
Senior Manager, Corporate Communications
509-891-3802
PR@Itron.com

Dresser Utility Solutions
Leigh Ramirez
Marketing Communications
832-590-2519
Leigh.Ramirez@dresserutility.com